Exhibit 99.01
__________________________________________________________________________

CREDIT AGREEMENT
DATED AS OF APRIL 7, 2020
BY AND BETWEEN
OGE ENERGY CORP.
AND
BOKF, NA DBA BANK OF OKLAHOMA

Page

ARTICLE I DEFINITIONS	1
1.1 Certain Defined Terms	1
1.2 Other Definitions and Provisions	16
1.3 Rounding	17
1.4 References to Agreement and Laws	17
1.5 Times of Day	17
ARTICLE II THE CREDITS	17
2.1 Commitment	17
2.2 Interest	17
2.3 Optional Principal Prepayments	17
2.4 Rate Elections	18
2.5 Changes in Interest Rate, etc	18
2.6 Rates Applicable After Default	19
2.7 Method of Payment	19
2.8 Telephonic Notices	19
2.9 Interest Payment Dates; Interest and Fee Basis	19
2.10 Increase of Aggregate Commitment	20
2.11 Facility Fee	20
ARTICLE III YIELD PROTECTION; TAXES	20
3.1 Yield Protection	20
3.2 Interest Rate; Eurodollar Base Rate Notifications	21
3.3 Reserved	22
3.4 Funding Indemnification	22
3.5 Taxes	22
ARTICLE IV CONDITIONS PRECEDENT	24
4.1 Initial Advance	24
4.2 Subsequent Advances	25
ARTICLE V REPRESENTATIONS AND WARRANTIES	25
5.1 Existence and Standing	25
5.2 Authorization and Validity	26
5.3 No Conflict; Government Consent	26
5.4 Financial Statements	26
5.5 Material Adverse Change	26
5.6 Anti-Corruption Laws and Sanctions	27
5.7 Litigation	27
5.8 Subsidiaries	27
5.9 Margin Stock	27
             i

(continued)
Page

5.10 Investment Company Act	27
ARTICLE VI COVENANTS	27
6.1 Financial Reporting	27
6.2 Use of Proceeds	29
6.3 Notice of Default	29
6.4 Maintenance of Existence	29
6.5 Taxes	29
6.6 Insurance	30
6.7 Compliance with Laws	30
6.8 Maintenance of Properties	30
6.9 Inspection; Keeping of Books and Records	30
6.10 Fundamental Changes	30
6.12 Liens	32
6.13 Affiliates	35
6.14 Leverage Ratio	35
6.15 Most Favored Lender	35
ARTICLE VII DEFAULTS	35
ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES	37
8.1 Acceleration/Remedies	37
8.2 Preservation of Rights	38
ARTICLE IX GENERAL PROVISIONS	38
9.1 Survival of Representations	39
9.2 Governmental Regulation	39
9.3 Headings	39
9.4 Entire Agreement	39
9.5 Benefits of this Agreement	39
9.6 Expenses; Indemnification	39
9.7 Accounting	40
9.8 Severability of Provisions	40
9.9 Nonliability; Waiver of Consequential Damages	40
9.10 Confidentiality	41
9.11 Nonreliance	42
9.12 Disclosure	42
9.13 USA Patriot Act	42
ARTICLE X SETOFF	42
10.1 Setoff	42
ARTICLE XI BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS	42
             ii

(continued)
Page

11.1 Successors and Assigns	42
11.2 Participations	43
11.3 Assignments	44
ARTICLE XII NOTICES	45
12.1 Notices	45
12.2 Change of Address	46
ARTICLE XIII COUNTERPARTS	46
ARTICLE XIV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL	46
14.1 Choice of Law	46
14.2 Consent to Jurisdiction	46
14.3 Waiver of Jury Trial	47

             iii

SCHEDULES
Pricing Schedule
Schedule 1 - Subsidiaries
Schedule 2 - Liens
Schedule 3  - Material Adverse Change
Schedule 4 - Litigation
EXHIBITS
Exhibit A - Form of Compliance Certificate
Exhibit B - Form of Promissory Note

-iv-

CREDIT AGREEMENT
This CREDIT AGREEMENT, dated as of April 7, 2020, is by and among OGE ENERGY CORP., an Oklahoma corporation (the “Borrower”), and BOKF, NA DBA BANK OF OKLAHOMA (the “Lender”).

PRELIMINARY STATEMENTS
WHEREAS, the Borrower has requested, and, subject to the terms and conditions hereof, the Lender has agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:
ARTICLE I
DEFINITIONS
1.1 Certain Defined Terms. As used in this Agreement:
“Accounting Changes” is defined in the term “GAAP”.
“Act” means the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.
“Advance” means a borrowing hereunder (i) made by the Lender on or after the Closing Date under Section 2.1, (ii) made by the Lender pursuant to Section 2.10 hereof, or (iii) converted or continued by the Lender on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the Loans of the same Type and, in the case of Loans designated as the Eurodollar Rate Portion, for the same Interest Period.
“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise; provided that no Person shall be deemed to be an Affiliate of the Borrower or any of its Subsidiaries solely as a result of such Person being an Affiliate of ArcLight Capital Partners, LLC or any of its Affiliates.
“Aggregate Commitment” means the commitment of the Lender, as it may be increased or reduced from time to time pursuant to the terms hereof. The initial Aggregate Commitment as of the Closing Date is Seventy-Five Million and 00/100 Dollars ($75,000,000).
“Agreement” means this Credit Agreement, as it may be amended, modified or supplemented from time to time.

“Agreement Accounting Principles” means GAAP applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4, as may be modified in connection with any Accounting Changes. Notwithstanding the foregoing, (i) all leases (or any other agreement deemed to be a lease, in accordance with GAAP), of any Person (including leases or any other such agreements entered into after the date hereof) that are or would be treated as operating leases or otherwise be accounted for “off the balance sheet,” in accordance with GAAP as in effect on December 31, 2019, shall continue to be accounted for as operating leases or off-balance sheet (and none of the obligations of the lessee thereunder shall constitute Capitalized Leases, Capitalized Lease Obligations, Indebtedness or Consolidated Indebtedness) for purposes of this Agreement regardless of any change in GAAP (or the effectiveness of any change in GAAP), including without limitation, ASC Topic 840 or 842 (and any successor or replacement provisions or any pronouncements in connection therewith) after such date that would otherwise require any of the obligations of the lessee thereunder to be treated as Capitalized Leases, Capitalized Lease Obligations, Indebtedness or Consolidated Indebtedness, and (ii) for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of the Federal Funds Effective Rate for such day plus one half of one percent (0.5%) per annum and (iii) except during any period of time during which a notice delivered to the Borrower under Section 3.2 shall remain in effect, the LIBOR Rate for an Interest Period of one month, plus 1%; each change in the Alternate Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or the LIBOR Rate. Notwithstanding the foregoing, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption, or money-laundering, including without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Applicable Fee Rate” means, with respect to the Facility Fee at any time, the percentage rate per annum which is applicable at such time with respect to such fee as set forth in the Pricing Schedule.
“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities.
“Applicable Margin” means, with respect to the Eurodollar Rate Portion or the Floating Rate Portion at any time, the percentage rate per annum which is applicable at such time with respect thereto as set forth in the Pricing Schedule.

“Approved Cost Recovery Bonds” means securities, however denominated, that are issued by the Borrower or any Consolidated Subsidiary of the Borrower (or any instrumentality statutorily authorized for such purpose (whether or not a Subsidiary of the Borrower)), which securities are (i) issued under and in accordance with applicable state public utility law (and expressly approved by the applicable State public utility commission) with respect to the recovery of designated costs or expenditures (including through applicable state public utility commission order for financing) with respect to regulated assets or regulatory assets authorized by the applicable state public utility commission, (ii) under which recourse is limited to assets that are rights to collect designated charges authorized by applicable law to be invoiced to customers of the Borrower or such Subsidiary (together with ancillary related assets customarily included therewith, collectively, “Designated Charges”) and that are, in any event non-recourse to the Borrower and its Subsidiaries (other than for failure to collect and pay over such Designated Charges and other customary indemnities for such type of financings) and (iii) payable solely from Designated Charges.
“Authorized Officer” means any of the president, chief financial officer, treasurer, an assistant treasurer or the controller of the Borrower or such other representative of the Borrower as may be designated by any one of the foregoing.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Borrower” has the meaning assigned thereto in the introductory paragraph hereto.
“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Oklahoma City, Oklahoma are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, the Eurodollar Rate Portion, or for purposes of determining the interest rate for the Floating Rate Portion as to which the interest rate is determined by reference to the Eurodollar Base Rate, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.
“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.
“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of the Borrower or (ii) the majority of the board of directors of the Borrower fails to consist of Continuing Directors.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or any applicable foreign regulatory authority, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued and shall be referred to herein as a “Specified Change”.
“Closing Date” means April 7, 2020.
“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.
“Commitment Fee” means $37,500.
“Consolidated Capitalization” means the sum of (i) Consolidated Indebtedness, (ii) consolidated common stockholders’ equity as would appear on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with Agreement Accounting Principles, (iii) the aggregate liquidation preference of preferred stocks (other than preferred stocks subject to mandatory redemption or repurchase) of the Borrower and its Consolidated Subsidiaries upon involuntary liquidation, (iv) the aggregate outstanding amount of all Equity Preferred Securities, Mandatorily Convertible Securities, Trust Preferred Securities and Hybrid Equity Securities and (v) minority interests as would appear on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with Agreement Accounting Principles; provided that Consolidated Capitalization shall exclude the non-cash effects resulting from the application of Financial Accounting Standards Board Statement No. 158: Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB Statements No. 87, 88, 106 and 132(R)).
“Consolidated Indebtedness” means, at any date, all Indebtedness of the Borrower and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided that Consolidated Indebtedness shall exclude (i) all Non-Recourse Indebtedness, (ii) Indebtedness in respect of Receivables Purchase Facilities, (iii) Approved Cost Recovery Bonds, (iv) any Indebtedness arising from the application of ASC

Topic 460, 810, 840 or 842, and (v) subject to the following proviso, the aggregate outstanding amount of all Mandatorily Convertible Securities, Trust Preferred Securities and Hybrid Equity Securities; and provided further that Consolidated Indebtedness shall include the Applicable Percentage of the aggregate principal amount of Mandatorily Convertible Securities, Trust Preferred Securities and Hybrid Equity Securities. As used herein, “Applicable Percentage” means (x) 0% of the aggregate principal amount of such securities up to 15% of Consolidated Capitalization; (y) 50% of the amount by which the aggregate principal amount of such securities exceeds 15% of Consolidated Capitalization; provided that any such aggregate principal amount in excess of 25% of Consolidated Capitalization shall be excluded from this clause (y) and shall instead be calculated in accordance with the following clause (z); and (z) 100% of the incremental amount by which the aggregate principal amount of such securities exceeds 25% of Consolidated Capitalization.
“Consolidated Subsidiary” means, for any Person, at any date any Subsidiary or other entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements if such statements were prepared as of such date; unless otherwise specified “Consolidated Subsidiary” means a Consolidated Subsidiary of the Borrower.
“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the Closing Date, or (b) was nominated for election or elected to such board of directors with the approval of a majority of the directors who were members of such board at the time of such nomination or election.
“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means an event described in Article VII.
“Designated Charges” is defined in the definition of “Approved Cost Recovery Bonds.”
“Dollar” and “$” means dollars in the lawful currency of the United States of America.
“Enable Entity” means Enable Midstream Partners, LP, together with (i) any of its successors and Subsidiaries and (ii) any other Subsidiary of the Borrower whose assets consist solely of direct or indirect equity interests in or other assets relating to the ownership, operation or administration of, Enable Midstream Partners, LP or any such other company described in clause (i) or (ii) above (including, without limitation, OGE Energy Holdings, Inc., Enogex and Enable GP, LLC as of the Closing Date).

“Energy-Related Assets” means or includes (i) assets used for the generation, transmission or distribution of electric energy or used for the distribution of natural or manufactured gas which provide services (directly or indirectly) to a state-regulated public utility, in each case owned, directly or indirectly, by the Borrower; (ii) intangible personal property, including investment property, accounts and general intangibles (each as defined in the Uniform Commercial Code), insurance premiums, Rabbi trusts or similar savings plans and memberships, to the extent they relate to assets or persons which are involved in the operations of, or provide services to, a state regulated public utility; (iii) assets constituting general plant (e.g., office furniture and equipment, communications equipment, computer software and hardware) used in the operations of or used to provide services to a state regulated public utility; and (iv) property, plant and equipment that was once in service, but is no longer used, or property, plant and equipment that was purchased for use (whether or not such assets have at such time yet been placed in service) by or to provide services to, a state regulated public utility.
“Enogex” means OGE Enogex Holdings LLC, a Delaware limited liability company.
“Environmental Laws” means any and all Applicable Laws relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.
“Equity Preferred Securities” means any securities, however denominated, (i) issued by the Borrower or any Consolidated Subsidiary of the Borrower, (ii) that are not, or the underlying securities, if any, of which are not, subject to mandatory redemption or maturity prior to 91 days after the Termination Date, and (iii) the terms of which permit the deferral of interest or distributions thereon to a date occurring after the 91st day after the Termination Date.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rules or regulations issued thereunder.
“Eurodollar Advance” means an Advance (other than a Floating Rate Advance as to which the interest rate is determined by reference to the Eurodollar Base Rate) which bears interest at a rate determined by reference to the applicable Eurodollar Rate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Base Rate” means:
(a) for any interest rate calculation with respect to the Eurodollar Rate Portion, a rate (expressed to the fifth decimal place) equal to the rate of interest per annum which is identified and normally published by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for loans in Dollars for the applicable Interest Period (“LIBOR”) which appears on Reuters Screen LIBOR01 Page (or any successor page or by such other commercially available source providing such quotation as may be designated by Lender from time to time) at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); and
(b) for any interest rate calculation with respect to the Floating Rate Portion, a rate (expressed to the fifth decimal place) equal to LIBOR as published by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) which appears on the Reuters Screen LIBOR01 Page (or any successor page or by such other commercially available source providing such quotation as may be designated by the Lender from time to time) at approximately 11:00 a.m. (London time) on the date of such determination (unless such date is not a Business Day, in which event the immediately preceding Business Day will be used).
Notwithstanding the foregoing, if at any time the Lender determines in good faith that (i) the ICE Benchmark Administration no longer reports LIBOR, (ii) LIBOR is no longer a widely recognized benchmark rate for newly originated loans in the U.S. commercial or syndicated loan market, (iii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having or purporting to have jurisdiction over the Lender has made a public statement identifying a specific date after which LIBOR shall no longer be used for determining interest rates for loans in the U.S. commercial or syndicated loan market, or (iv) the rate so reported no longer accurately reflects the rate available to Lender in the London Interbank Market or if such index no longer exists or accurately reflects the rate available to the Lender in the London Interbank Market, then the Lender may establish a replacement interest rate, including any necessary adjustments to any applicable margin (the “Replacement Rate”), in which case, the Replacement Rate shall replace LIBOR and such applicable interest rate for all purposes under this Agreement and the other Loan Documents unless and until (A) an event described in Section 3.1 or clauses (i) through (iv) occurs with respect to the Replacement Rate or (B) Lender notifies the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lender of funding the Loans bearing interest at the Replacement Rate. In connection with the establishment and application of the Replacement Rate, and notwithstanding anything to the contrary as may be set forth in Section 8.2, this Agreement and the other Loan Documents shall be amended as may be necessary or appropriate, in the opinion of the Lender, to effect the above provisions and the implementation of the Replacement Rate, and the Borrower consents to any such necessary or appropriate amendments
“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (i) the LIBOR Rate plus (ii) the Applicable Margin.
“Eurodollar Rate Portion” means the portion of the unpaid principal balance of the Loan which Borrower designates as such in a Rate Election.

“Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, Taxes measured by the overall capital or net worth of the Lender, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of the Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of the Lender with respect to an applicable interest in a Loan or Aggregate Commitment pursuant to a law in effect on the date on which the Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.5, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its lending office, , and (c) any U.S. federal withholding Taxes imposed under FATCA.
“Facility Fee” is defined in Section 2.11.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal Funds brokers of recognized standing selected by the Lender. Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fitch” means Fitch Ratings and any successor thereto.
“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin.
“Floating Rate Portion” means that portion of the unpaid principal balance of the Loans which is not made up of the Eurodollar Rate Portion.

“GAAP” means generally accepted accounting principles in effect from time to time; provided that in the event that any “Accounting Change” (as defined below) shall occur and such change would otherwise result in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then unless and until the Borrower and the Lender mutually agree to adjustments to the terms hereof to reflect any such Accounting Change, all financial covenants (including such covenant contained in Section 6.14), standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required or permitted by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC and shall include the adoption or implementation of International Financial Reporting Standards or changes in lease accounting.
“Governmental Authority” means the government of the United States or, solely to the extent relevant to the Borrower and/or its Subsidiaries, any other nation, or, in each case, of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, solely to the extent relevant to the Borrower and/or its Subsidiaries, any supra-national bodies such as the European Union or the European Central Bank).
“Hybrid Equity Securities” means any securities issued by the Borrower, any Subsidiary or a financing vehicle of the Borrower or any Subsidiary that (i) are classified as possessing a minimum of “intermediate equity content” by S&P, Basket C equity credit by Moody’s or 50% equity credit by Fitch at the time of issuance thereof and (ii) require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to the date that is 91 days after the Termination Date.
“Incremental Loan” means any additional Advance made pursuant to Section 2.10 of this Agreement.
“Indebtedness” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all indebtedness of such Person for the deferred purchase price of property or services purchased (excluding current accounts payable incurred in the ordinary course of business), (iii) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired, (iv) all Capitalized Lease Obligations in accordance with Agreement Accounting Principles, (v) all non-contingent reimbursement obligations outstanding of such Person with respect to surety bonds, Letters of Credit and bankers’ acceptances, (vi) indebtedness of the type described in clauses (i) through (v) above secured by any Lien on property or assets of such Person, whether or not assumed (but in any event not exceeding the fair market value of the property or asset), (vii) all direct guarantees of Indebtedness referred to in clauses (i) through (v) above of another Person and (viii) all amounts payable in connection with mandatory redemptions or repurchases of preferred stock (other than Equity Preferred Securities); provided that Indebtedness shall exclude any indebtedness arising from the application of ASC Topic 460, 810, 840 or 842, or which is otherwise excluded in accordance with the Agreement Accounting Principles. For the purpose of determining “Indebtedness,” any particular Indebtedness will be excluded if and to the extent that the necessary funds for the payment, redemption or satisfaction of that Indebtedness (including, to the extent applicable, any associated prepayment penalties, fees or payments and such other amounts required in connection therewith) have been deposited with the proper depositary in trust.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Indemnitee” is defined in Section 9.6.1.
“Interest Period” means, with respect to a Eurodollar Advance, a period of one week, one, two, three or six months (subject to availability), commencing on a Business Day selected by the Borrower pursuant to this Agreement. Such Interest Period shall end on but exclude the day which corresponds numerically to such date one, two, three or six months or such other agreed upon period thereafter; provided that (i) if there is no such numerically corresponding day in such next, second, third or sixth succeeding month or such other succeeding period, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month or such other succeeding period and (ii) no Interest Period shall extend beyond the Termination Date described in clause (a) of such definition. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.
“Investment Grade Status” exists at any date if, on such date, the Borrower has or is deemed to have pursuant to the last paragraph of the Pricing Schedule (as in effect on the Closing Date) at least two of the following ratings: a Moody’s Rating (as defined in the Pricing Schedule as in effect on the Closing Date) of Baa3 or better, a S&P Rating (as defined in the Pricing Schedule as in effect on the Closing Date) of BBB- or better or a Fitch Rating (as defined in the Pricing Schedule as in effect on the Closing Date) of BBB- or better.
“Lender” has the meaning assigned thereto in the introductory paragraph hereto.
“LIBOR” is defined in paragraph (a) of the definition of “Eurodollar Base Rate”.
“LIBOR Rate” means a rate per annum determined by the Lender pursuant to the following formula:

LIBOR Rate =	Eurodollar Base Rate
1.00-Eurodollar Reserve Percentage
Notwithstanding the foregoing, if the LIBOR Rate shall be less than one-half percent (0.50%), such rate shall be deemed to be one-half percent (0.50%) for purposes of this Agreement.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).
“Loan” means any Advance made under this Agreement, and “Loans” means all Advances in the aggregate.
“Loan Documents” means this Agreement, the Note and all other documents, instruments, and agreements executed and delivered by the Borrower and designated therein as being a Loan Document.
“Mandatorily Convertible Securities” means mandatorily convertible equity-linked securities issued by the Borrower or any Subsidiary, so long as the terms of such securities require no repayments or prepayments of principal and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the Termination Date.
“Material Adverse Effect” means a material adverse effect on (i) the business, Property, financial condition, operations or results of operations of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender thereunder.
“Material Indebtedness” means Indebtedness of the Borrower and/or any Material Subsidiary (other than (i) Indebtedness among the Borrower and/or its Subsidiaries, (ii) Indebtedness in respect of Approved Cost Recovery Bonds and Receivables Purchase Facilities, and (iii) Non-Recourse Indebtedness) in an outstanding principal amount of $100,000,000 or more in the aggregate (or the equivalent thereof in any currency other than U.S. dollars).
“Material Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, as promulgated under the Securities Act of 1933, as amended, as such regulation is in effect on the date of this Agreement; provided that each Enable Entity shall (unless otherwise elected by the Borrower) not be deemed a Material Subsidiary, other than for purposes of Section 6.10 (to the extent otherwise meeting the requirements of a Material Subsidiary) and inclusion of its attributable value to the extent provided by subsection (v) in the definition of Consolidated Capitalization; provided further, that notwithstanding the foregoing, such Enable Entity shall be deemed a Material Subsidiary (to the extent otherwise meeting the requirements of a Material Subsidiary) for all purposes hereunder if the Borrower’s ownership level (percentage or control) of such Enable Entity increases above (and only for so long as it remains above) that existing on the Closing Date and, as a result, the Borrower is (but for only so long as it shall be) required to consolidate the assets of such Enable Entity on its financial statements in accordance with GAAP.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, which is covered by Title IV of ERISA and to which the Borrower or any member of the Controlled Group is obligated to make contributions or has been obligated to make contributions during the last six years.
“Non-Recourse Indebtedness” means Indebtedness of any Subsidiary (other than a Material Subsidiary) as to which (A) neither the Borrower nor any Material Subsidiary provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (B) neither the Borrower nor any Material Subsidiary is directly or indirectly liable as a guarantor or otherwise, (C) neither the Borrower nor any Material Subsidiary is the lender or other type of creditor, or (D) the relevant legal documents do not provide that the lenders or other type of creditors with respect thereto will have any recourse to the stock or assets of the Borrower or any Material Subsidiary.
“Note” means that certain Term Note made by the Borrower payable to the order of the Lender in the original principal amount of $75,000,000, dated as of the Closing Date, in substantially in the form of Exhibit B attached hereto, together with any renewals, extensions, modifications, substitutions or changes in its form.
“Obligations” means all Loans, fees, advances, debts, liabilities and obligations owing by the Borrower to the Lender or any affiliate of the Lender, in each case of any kind or nature, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes all principal, interest (including interest accruing after the filing of any bankruptcy or similar petition), charges, expenses, fees, attorneys’ fees and disbursements, and any other sum chargeable to the Borrower under this Agreement or any other Loan Document.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“OG&E” means Oklahoma Gas and Electric Company, an Oklahoma corporation.
“Other Connection Taxes” means, with respect to the Lender, Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participant” is defined in Section 11.2.1.
“Participant Register” is defined in Section .
“Payment Date” means the last day of June, September, December and March and the Termination Date.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.
“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.
“Plan” means an employee pension benefit plan, excluding any Multiemployer Plan, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.
“Pricing Schedule” means the Schedule identifying the Applicable Margin and Applicable Fee Rate attached hereto and identified as such.
“Prime Rate” means, at any time, the rate of interest per annum most recently published by the Wall Street Journal and designated as the "National Prime Rate." If for any reason this rate of interest is no longer published or available, Lender shall select a comparable rate in its reasonable discretion after notifying Borrower, and such comparable rate will be the “Prime Rate”. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Lender as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.
“Property” of a Person means any and all right, title and interest of such Person in or to property, whether real, personal, tangible, intangible, or mixed.
“Rate Election” has the meaning given it in Section 2.4.
“Receivables Purchase Documents” means any series of receivables purchase or sale agreements generally consistent with terms contained in comparable structured finance transactions pursuant to which the Borrower or any of its Subsidiaries, in their respective capacities as sellers or transferors of any accounts, payment intangibles, or other rights to receive future payments or credits, sell or transfer to SPVs all of their respective rights, title and interest in and to certain account receivables, payment entitlements or other receivables for further sale or transfer to other purchasers of or investors in such assets (and the other documents, instruments and agreements executed in connection therewith), or any replacement or substitution therefor.
“Receivables Purchase Facility” means any securitization facility made available to the Borrower or any of its Subsidiaries, pursuant to which accounts, payment intangibles or rights to receive future payments or credits of the Borrower or any of its Subsidiaries are transferred to one or more SPVs, and thereafter to certain investors, pursuant to the terms and conditions of the Receivables Purchase Documents.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Replacement Rate” is defined in the third paragraph of the definition of “Eurodollar Base Rate”.
“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan subject to Title IV of ERISA, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 or 430 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(c) of the Code.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of McGraw-Hill Financial, Inc., and any successor thereto.
“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, including any agency of such Sanctioned Country, or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b).
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the European Union, Her Majesty’s Treasury, or other relevant sanctions authority.

“SEC Reports” means (i) the Annual Reports on Form 10-K of the Borrower and OG&E for the fiscal year ended December 31, 2019, and (ii) the Current Reports on Form 8-K filed by the Borrower or OG&E after such date but prior to the Closing Date.
“Single Employer Plan” means a Plan maintained by the Borrower or any member of the Controlled Group for employees of the Borrower or any member of the Controlled Group.
“Specified Change” is defined in the term “Change in Law”.
“SPV” means (a) a special purpose, bankruptcy-remote Person formed for the sole and exclusive purpose of engaging in activities in connection with the purchase, sale and financing of accounts and receivables in connection with and pursuant to Receivables Purchase Facility, (b) a special purpose, bankruptcy-remote Person formed for the sole and exclusive purpose of engaging in any project finance project, (c) a special purpose subsidiary of, or a trust formed by, the Borrower or a Subsidiary for the sole purpose of issuing Hybrid Securities and which conducts no business other than the issuance of Hybrid Securities and activities incidental thereto and (d) any special purpose entity formed to effect any issuance of Approved Cost Recovery Bonds.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person; provided that each Enable Entity shall (unless otherwise elected by the Borrower) not be deemed a Subsidiary, other than for purposes of Section 6.10 (to the extent otherwise meeting the requirements of a Subsidiary) and inclusion of its attributable value to the extent provided by subsection (v) in the definition of Consolidated Capitalization; provided further, that notwithstanding the foregoing, any Enable Entity shall be deemed a Subsidiary (to the extent otherwise meeting the requirements of a Subsidiary) for all purposes hereunder if the Borrower’s ownership level (percentage or control) of such Enable Entity increases above (and only for so long as it remains above) that existing on the Closing Date and, as a result, the Borrower is (but for only so long as it shall be) required to consolidate the assets of such Enable Entity on its financial statements in accordance with GAAP.
“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which represents more than 25% of the consolidated assets of the Borrower and its Subsidiaries or property which is responsible for more than 25% of the consolidated net income of the Borrower and its Subsidiaries, in each case, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the four fiscal quarter period ending with the fiscal quarter immediately prior to the fiscal quarter in which such determination is made (or if financial statements have not been delivered hereunder for that fiscal quarter which ends such four fiscal quarter period, then the financial statements delivered hereunder for the quarter ending immediately prior to that quarter).
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means April 7, 2021.
“Trust Preferred Securities” means trust preferred securities issued by a trust established by the Borrower or any Subsidiary, along with any junior subordinated debt obligations of the Borrower or any such Subsidiary to such capital trust, so long as (i) the terms thereof require no repayments or prepayments and no mandatory redemptions or repurchases, in each case, prior to at least 91 days after the Termination Date, (ii) the obligations of the Borrower or such Subsidiary in respect thereof are subordinated and junior in right of payment to all unsecured and unsubordinated obligations of the Borrower for or in respect of borrowed money and (iii) the obligors in respect of such preferred securities and subordinated debt have the right to defer interest and dividend payments.
“Type” means, with respect to the unpaid principal balance of any Loan or Advance, its nature as the Floating Rate Portion or the Eurodollar Rate Portion.
“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under each Single Employer Plan subject to Title IV of ERISA exceeds the fair market value of all such Plan’s assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan for which a valuation report is available, using actuarial assumptions for funding purposes as set forth in such report.
“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“Withholding Agent” means the Borrower and the Lender.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (d) the word “will” shall be construed to have the same meaning and effect as the word “shall,” (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset”

and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (i) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.
1.3 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to two places more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.4 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.
1.5 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).
ARTICLE II
THE CREDITS
2.1 Commitment. Subject to the terms and conditions hereof, the Lender agrees to make a single Advance to the Borrower on or after the Closing Date in the full amount of the Aggregate Commitment. The obligation of Borrower to repay such Advance under this section, together with interest accruing in connection therewith, shall be evidenced by the Note made by Borrower payable to the order of Lender. Borrower may not re-borrow money repaid under the Note.
2.2 Interest. The principal balance of the Loans (exclusive of any past due principal or interest) from time to time outstanding shall bear interest on each day outstanding, at a rate per annum, selected at the option of the Borrower, equal to (A) the Eurodollar Rate or (B) the Floating Rate.
2.3 Optional Principal Prepayments. The Borrower may from time to time prepay, without penalty or premium, the then outstanding amount of the Loan, or, any portion thereof in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof (or, if less, the then remaining outstanding principal balance thereof), on any Business Day upon at least three (3) Business Days’ prior notice to the Lender.

2.4 Rate Elections. Borrower may from time to time designate, within the dollar limits set forth below, a portion of the Loans as Eurodollar Loans. Each election (a “Rate Election”) by Borrower shall:
(i) Be made by email notice to Lender and confirmed by telephonic notice from Lender.
(ii) Specify the aggregate amount of the Loans which Borrower desires to designate as a Eurodollar Rate Portion and the applicable Interest Period which is to apply thereto; and
(iii) Be received by the Lender not later than 11:00 a.m., Oklahoma City, Oklahoma time, on the first Business Day preceding the first day of the applicable Interest Period.
(iv) Each Rate Election shall be irrevocable. Borrower may make no Rate Election which does not specify an Interest Period complying with the definition of “Interest Period” in Section 1.1, and the aggregate amount of the election must be at least $1,000,000 or a higher integral multiple of $500,000. Upon the termination of each Interest Period, the portion of the Loans theretofore constituting the related Eurodollar Rate Portion shall, unless the subject of a new Rate Election then taking effect, automatically be continued as a Eurodollar Rate Portion with an Interest Period equal to one month. Notwithstanding the foregoing, if any automatic continuation of any Eurodollar Rate Portion pursuant to the preceding sentence results in an Interest Period not complying with the definition of “Interest Period” in Section 1.1, such Eurodollar Rate Portion shall automatically be continued with an Interest Period of one week, unless such reduced Interest Period will also not comply with such definition, in which event such Eurodollar Rate Portion will become a part of the Floating Rate Portion of the Loans and become subject to all provisions of the Loan Documents governing such Floating Rate Portion. Borrower shall have no more than three Eurodollar Rate Portions for the Loans in effect at any time.
2.5 Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance to but excluding the date it is paid or is converted into a Eurodollar Advance, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Lender as applicable to such Eurodollar Advance based upon the Borrower’s selections under this Agreement and otherwise in accordance with the terms hereof. No Interest Period may end after the scheduled Termination Date. The Borrower shall select Interest Periods so that it is not necessary to repay any portion of a Eurodollar Advance prior to the last day of the applicable Interest Period in order to make a mandatory prepayment required pursuant to the last sentence of Section 2.2.
2.6 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.6 or 2.7, upon the occurrence and during the continuance of a Default or Unmatured Default, the Lender may, at its option, by notice to the Borrower, declare that no portion of the Loan may be converted into or continued as a Eurodollar Advance. If all or a portion of (a) the principal amount of any Loan, (b) any interest payable thereon, or (c) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, after giving effect to any applicable grace period therefor, bear interest, payable from time to time on demand, at a rate per annum equal to the rate otherwise applicable to such overdue amount plus 2% per annum, in each case from the date such overdue amount was first due until such amount is paid in full. Interest shall continue to accrue as provided in this Section 2.6 on the overdue Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.
2.7 Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Lender at the Lender’s address specified pursuant to Article XII.
2.8 Telephonic Notices. The Borrower hereby authorizes the Lender to convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Conversion/Continuation Notices to be given telephonically. The Borrower agrees to deliver promptly to the Lender a written confirmation, if such confirmation is requested by the Lender, of each telephonic notice, signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Lender, the records of the Lender shall govern absent manifest error.
2.9 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable in arrears on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity. Interest on Floating Rate Advances when the Alternate Base Rate is determined by the Prime Rate shall be calculated for actual days elapsed on the basis of a 365, or when appropriate 366, day year. All other computations of interest and all other fees shall be calculated for actual days elapsed on the basis of a 360-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon at the place of payment. Except as set forth in the second proviso to the definition of “Interest Period,” if any payment of principal of or interest on an Advance, any fees or any other amounts payable to the Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest and fees in connection with such payment.
2.10 Increase of Aggregate Commitment. At any time subsequent to the Closing Date and prior to the Termination Date, the Borrower shall have the right to request, in consultation with the Lender, and effectuate increases in the Aggregate Commitment (each such increase, an “Incremental Loan”); provided that (A) each such Incremental Loan shall be in a minimum principal amount of $5,000,000 and in increments of $500,000 if greater than $5,000,000, (B) in no event shall the aggregate amount of all such Incremental Loans result in the Aggregate Commitment exceeding $100,000,000, (C) as of the date of such proposed Incremental Loan, no Default or Unmatured Default shall have occurred and be continuing or would result from the proposed Incremental Loan, (D) the Borrower shall have obtained all necessary corporate authorizations and governmental approvals in order to effect such Incremental Loan, and (E) the Lender shall have received a commitment fee equal to 0.05% of each Incremental Loan. Notwithstanding the foregoing, the Lender shall not be obligated to commit to any Incremental Loan.
2.11 Facility Fee. The Borrower agrees to pay to the Lender a Facility Fee (the “Facility Fee”) at a per annum rate equal to the Applicable Fee Rate on the Aggregate Commitment (whether used or unused) from the date hereof to the Termination Date, payable on each Payment Date and the Termination Date; provided that, if the Lender continues to have Loans outstanding hereunder after the Termination Date, then the Facility Fee shall continue to accrue on the aggregate principal amount of the Loans owed to the Lender until the date on which such Loans are repaid in full.
ARTICLE III
YIELD PROTECTION; TAXES
3.1 Yield Protection.
3.1.1 Increased Costs Generally. If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender (except any reserve requirement reflected in the LIBOR Rate);
(ii) subject the Lender to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes (other than Taxes measured by the overall capital or net worth of the Lender) and (C) Other Connection Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes or any reserve requirement then reflected in the LIBOR Rate) affecting this Agreement;
and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting into, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by the Lender (whether of principal, interest or any other amount) then, upon written request of the Lender, the Borrower shall promptly pay to the Lender such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered; provided that the Borrower shall not be required to pay any such amounts to the Lender under and pursuant to this Section which are owing as a result of any Specified Change if and to the extent the Lender is not at such time generally assessing such costs in a similar manner to other similarly situated borrowers with similar credit facilities.
3.1.2 Capital Requirements. If the Lender determines that any Change in Law affecting the Lender regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital as a consequence of this Agreement or the Aggregate Commitment of the Lender or the Loans made by the Lender, to a level below that which the Lender could have achieved but for such Change in Law (taking into consideration the Lender’s policies with respect to capital adequacy), then from time to time the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender for any such reduction suffered; provided that the Borrower shall not be required to pay any such amounts to the Lender under and pursuant to this Section which are owing as a result of any Specified Change if and to the extent the Lender is not at such time generally assessing such costs in a similar manner to other similarly situated borrowers with similar credit facilities.
3.1.3 Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than ninety (90) days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety-day period referred to above shall be extended to include the period of retroactive effect thereof).
3.2 Interest Rate; Eurodollar Base Rate Notifications. The Eurodollar Base Rate is determined by reference to LIBOR, which is derived from the London interbank offered rate.  The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market.  In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration for purposes of the ICE Benchmark Administration setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the One Month LIBOR Rate. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate.  In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in clauses (i) through (iv) of the third paragraph in the definition of "Eurodollar Base Rate", the Lender will notify the Borrower in advance of any change to the reference rate upon which the Eurodollar Base Rate is based inclusive of any corresponding change to the Applicable Margin.  However, the Lender does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of "Eurodollar Base Rate" or with respect to any Replacement Rate, including without limitation, whether the composition or characteristics of any such Replacement Rate, as it may or may not be adjusted, will be similar to, or produce the same value or economic equivalence of, the Eurodollar Base Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
3.3 Reserved.
3.4 Funding Indemnification. If (i) any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, (ii) a Eurodollar Advance is not made on the date specified by the Borrower in a Borrowing Notice or a Conversion/Continuation Notice for any reason other than default by the Lender, or (iii) a Eurodollar Advance is not prepaid on the date specified by the Borrower pursuant to Section 2.3 for any reason, then, except as otherwise provided in this Agreement for any such amounts that would be owing to the Lender, the Borrower will indemnify the Lender for any loss or cost incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance but excluding the Applicable Margin expected to be received by the Lender during the remainder of such Interest Period.
3.5 Taxes.
3.5.1 Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made.
3.5.2 Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes.
3.5.3 Indemnification by the Borrower. The Borrower shall indemnify the Lender, within 30 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be conclusive absent manifest error.
3.5.4 Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 3.5, the Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.
3.5.5 Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.5 (including by the payment of additional amounts pursuant to this Section 3.5), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.5.5 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.5.5, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.5.5 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

3.5.6 Survival. Each party’s obligations under this Section 3.5 shall survive the termination of the Aggregate Commitment and the repayment, satisfaction or discharge of all obligations under any Loan Document.
ARTICLE IV
CONDITIONS PRECEDENT
4.1 Initial Advance. The effectiveness of this Agreement and the obligation of the Lender to make the initial Advance hereunder shall be subject to the satisfaction of the following conditions precedent and, if applicable, the delivery by the Borrower to the Lender of:
4.1.1 Copies of the articles of incorporation of the Borrower, together with all amendments, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation.
4.1.2 Copies, certified by the secretary or assistant secretary of the Borrower, of its by-laws and of its board of directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which the Borrower is a party.
4.1.3 An incumbency certificate, executed by the secretary or assistant secretary of the Borrower, which shall identify by name and title and bear the signatures of the officers of the Borrower authorized to sign the Loan Documents to which the Borrower is a party, upon which certificate the Lender shall be entitled to rely until informed of any change in writing by the Borrower.
4.1.4 A certificate, signed by the chief financial officer or treasurer of the Borrower, stating that immediately after giving effect to this Agreement, the other Loan Documents and all the transactions contemplated herein and therein to occur on the Closing Date, (a) no Default or Unmatured Default has occurred and is continuing and (b) all representations and warranties contained herein and in the other Loan Documents are true and correct in all material respects (or, if qualified as to materiality, in all respects) on and as of the date made (except to the extent such representations and warranties expressly speak to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (or, if qualified as to materiality, in all respects) on and as of such earlier date).
4.1.5 A counterpart of this Agreement duly executed by the Borrower, together with duly executed Note payable to the order of the Lender.
4.1.6 The Borrower shall have provided to the Lender, at least 5 Business Days prior to the Closing Date or such later date reasonably acceptable to the Lender, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

4.1.7 The Borrower shall have paid to the Lender the Commitment Fee and all other fees of the Lender on or the Closing Date.
4.1.8 The Lender shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.
4.2 Subsequent Advances. The Lender shall not be required to make any Incremental Loan unless on the applicable credit extension date:
4.2.1 There exists no Default or Unmatured Default.
4.2.2 The representations and warranties contained in Article V (other than representations and warranties set forth in Sections 5.5 and 5.7, which shall only be made and need only be true and correct on the Closing Date) are true and correct in all material respects (or, if qualified as to materiality, in all respects) as of such date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects (or, if qualified as to materiality, in all respects) on and as of such earlier date.
4.2.3 The Borrower shall have executed such additional promissory note or replacement of the Note in connection with the Incremental Loan as Lender may require.
4.2.4 The Borrower shall have paid to the Lender a commitment fee equal to 0.50% of the amount of each Incremental Loan as of the date each such Incremental Loan is made.
Each request for an Incremental Loan shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2.1 and 4.2.2 have been satisfied.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender that:
5.1 Existence and Standing. Each of the Borrower and its Material Subsidiaries is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction where the conduct of its business would require such qualification, except where the failure to be in good standing or have such authority could not reasonably be expected to have a Material Adverse Effect.

5.2 Authorization and Validity. The Borrower has the corporate power and authority and legal right to execute and deliver the Loan Documents (as in effect on the date that this representation is made or deemed made) and to perform its obligations thereunder. The execution and delivery by the Borrower of the Loan Documents (as in effect on the date that this representation is made or deemed made) and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which the Borrower is a party constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (whether enforcement is sought at equity or in law).
5.3 No Conflict; Government Consent. Neither the execution and delivery by the Borrower of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will (i) violate or conflict with the Borrower’s or any Material Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, bylaws, or operating or other management agreement, as the case may be, or (ii)(a) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Material Subsidiaries or (b) contravene or conflict with the provisions of any indenture, instrument or agreement to which the Borrower or any of its Material Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower or a Material Subsidiary pursuant to the terms of any such indenture, instrument or agreement, except for any such violations, contraventions, conflicts or defaults which, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect, or, in the case of any such Lien, except for any such Lien which is not prohibited hereby. No material order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or any of its Material Subsidiaries, is required to be obtained by the Borrower or any of its Material Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by the Borrower of the Obligations thereunder or the legality, validity, binding effect or enforceability of any of the Loan Documents.
5.4 Financial Statements. The annual consolidated financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 6.1.1 were prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition and operations of the Borrower and its Subsidiaries at such date and the consolidated results of their operations for the year then ended.
5.5 Material Adverse Change. On and as of the Closing Date, since December 31, 2019, except as (i) disclosed in the SEC Reports or (ii) disclosed to the Lender prior to the Closing Date and set forth on Schedule 3, there has been no change in the business, Property, financial condition, or results of operations of the Borrower and its Subsidiaries, on a consolidated basis, which could reasonably be expected to have a Material Adverse Effect.
5.6 Anti-Corruption Laws and Sanctions. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower, or to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, (a) is a Sanctioned Person or is currently the subject or target of any Sanctions or (b) has taken any action that would result in a violation by such Persons of any Anti-Corruption Laws.
5.7 Litigation. On and as of the Closing Date, except as (i) disclosed in the SEC Reports or (ii) disclosed to the Lender prior to the Closing Date and set forth on Schedule 4, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of the initial Advance.
5.8 Subsidiaries. Schedule 1 contains an accurate list of all Material Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries.
5.9 Margin Stock. The Borrower is not engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U). No part of the proceeds of any of the Loans will be used for purchasing or carrying margin stock or for any purpose which violates the provisions of Regulation U.
5.10 Investment Company Act. The Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE VI
COVENANTS
During the term of this Agreement, unless the Lender shall otherwise consent in writing:
6.1 Financial Reporting. The Borrower will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with Agreement Accounting Principles, and furnish to the Lender:
6.1.1 Within ninety (90) days after the close of each of its fiscal years, financial statements prepared in accordance with GAAP on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period, statements of income and statements of cash flows, accompanied by an audit report, consistent with the requirements of the Securities and Exchange Commission, of a nationally recognized firm of independent public accountants or other independent public accountants reasonably acceptable to the Lender.
6.1.2 Within forty-five (45) days after the close of the first three quarterly periods of each of its fiscal years, for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, prepared in accordance with GAAP and certified by the chief financial officer or treasurer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a consolidated basis as of their respective dates, subject to normal year-end adjustments and the absence of footnotes.
6.1.3 Together with the financial statements required under Sections 6.1.1 and 6.1.2, a compliance certificate in substantially the form of Exhibit A signed by an Authorized Officer showing the calculations necessary to determine compliance with Sections 6.10(v) (if applicable) and 6.14 and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.
6.1.4 [Reserved.]
6.1.5 As soon as possible and in any event within ten (10) days after an Authorized Officer knows that any Reportable Event has occurred with respect to any Plan that could reasonably be expected to have a Material Adverse Effect, a statement, signed by an Authorized Officer, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto.
6.1.6 From time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Lender may reasonably request.
6.1.7 Promptly upon the filing thereof, copies of all registration statements (other than any registration statement on Form S-8 and any registration statement in connection with a dividend reinvestment plan, shareholder purchase plan or employee benefit plan) and reports on form 10-K, 10-Q or 8-K (or their equivalents) which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.
6.1.8 Promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations (including the Act), as from time to time reasonably requested by the Lender.
Information required to be delivered pursuant to these Sections 6.1.1, 6.1.2, 6.1.5 and 6.1.7 shall be deemed to have been delivered on the date on which the Borrower provides notice to the Lender that such information has been posted on the Securities and Exchange Commission website on the Internet at sec.gov, on the Borrower’s SyndTrak Online site or at another website identified in such notice and accessible by the Lender without charge; provided that (i) such notice may be included in a certificate delivered pursuant to Section 6.1.3 and such notice or certificate shall also be deemed to have been delivered upon being posted to the Borrower’s SyndTrak Online site or such other website and (ii) the Borrower shall deliver paper copies of the information referred to in Sections 6.1.1, 6.1.2, 6.1.5 and 6.1.7 upon request by the Lender.
6.2 Use of Proceeds. The Borrower will use the proceeds of the Advances to refinance existing indebtedness and for working capital and general corporate purposes of the Borrower and its Subsidiaries, including commercial paper liquidity support, acquisitions and distributions. The Borrower will not request any Advance hereunder, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Advance hereunder (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
6.3 Notice of Default. The Borrower will deliver to the Lender within five (5) days after any Authorized Officer with responsibility relating thereto obtains knowledge of any Default or Unmatured Default and, if such Default or Unmatured Default is then continuing, a certificate of an Authorized Officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto.
6.4 Maintenance of Existence. The Borrower will preserve, renew and keep in full force and effect, and will cause each Material Subsidiary to preserve, renew and keep in full force and effect their respective corporate or other legal existence and their respective rights, privileges and franchises material to the normal conduct of their respective businesses; provided that nothing in this Section 6.4 shall prohibit (i) any transaction permitted pursuant to Section 6.10 or (ii) the termination of any right, privilege or franchise of the Borrower or any Material Subsidiary or of the corporate or other legal existence of any Material Subsidiary or the change in form of organization of the Borrower or any Material Subsidiary which could not reasonably be expected to result in a Material Adverse Effect.
6.5 Taxes. The Borrower will, and will cause each Material Subsidiary to file all United States federal tax returns and all other material tax returns which are required to be filed, except where the failure to file such tax returns could not reasonably be expected to result in a Material Adverse Effect. The Borrower will, and will cause each Material Subsidiary to, pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except (i) where the failure to pay could not reasonably be expected to result in a Material Adverse Effect or (ii) those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves are maintained in accordance with GAAP.
6.6 Insurance. The Borrower will, and will cause each Material Subsidiary to, maintain with financially sound and reputable insurance companies insurance on their Property in such amounts, subject to such deductibles and self-insurance retentions, and covering such risks as is consistent with sound business practice, and the Borrower will furnish to the Lender upon request full information as to the insurance carried.
6.7 Compliance with Laws. The Borrower will, and will cause each Material Subsidiary to, comply in all material respects with all laws, statutes, rules, regulations, orders, writs, judgments, injunctions, restrictions, decrees or awards of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property to which it may be subject including all Environmental Laws and all Applicable Laws involving transactions with, investments in or payments to Sanctioned Persons or Sanctioned Entities, except (i) where failure to so comply could not reasonably be expected to result in a material adverse effect on the ability of the Borrower to perform its obligations under this Agreement or (ii) the necessity of compliance therewith is being contested in good faith by appropriate proceedings.
6.8 Maintenance of Properties. Subject to Section 6.10, the Borrower will, and will cause each Material Subsidiary to keep its Property necessary and material to the operation of its business in good repair, working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
6.9 Inspection; Keeping of Books and Records. The Borrower will, and will cause each Material Subsidiary to, permit the Lender, by their respective representatives and agents, to inspect any of the Property (subject to such physical security requirements as the Borrower or the applicable Subsidiary may reasonably require), to examine and make copies of the books of accounts and other financial records of the Borrower and each Material Subsidiary (except to the extent that such access is restricted by law or by a bona fide non-disclosure agreement not entered into for the purpose of evading the requirements of this Section), and to discuss the affairs, finances and accounts of the Borrower and each Material Subsidiary with, and to be advised as to the same by, their respective officers upon reasonable notice and at such reasonable times and intervals as the Lender may designate; provided that with the exception of any such visit or inspection conducted during the continuance of a Default, such visits and inspections may be conducted no more frequently (in the aggregate among the Lender) than once in any twelve month period. The Borrower shall keep and maintain, and cause each of its Material Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries shall be made of all dealings and transactions in relation to their respective businesses and activities in sufficient detail as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP.
6.10 Fundamental Changes. The Borrower will not, nor will it permit any Material Subsidiary to, merge or consolidate with or into any other Person or sell, lease, transfer or otherwise dispose of all or substantially all of its assets (as used herein, including capital stock and/or other ownership interest) (collectively, “Disposition”), except, that  a Material Subsidiary may merge into the Borrower or another Material Subsidiary or any other Person (other than the Borrower) if after giving effect thereto such Person becomes a Material Subsidiary, the Borrower may merge with another Person if (A) the Borrower is the corporation surviving such merger and (B) after giving effect thereto, no Default shall have occurred and be continuing,  Dispositions may be made to the Borrower or a Material Subsidiary (or a party that concurrently therewith will become a Material Subsidiary), Dispositions may be made by a Material Subsidiary to another Person that concurrently therewith will become a Material Subsidiary, Dispositions may be made of all or any portion of the assets or capital stock of (or other ownership interest in) any Enable Entity, or any Enable Entity may merge or consolidate with any Person, so long as during the period from the Closing Date to the date of such transaction the aggregate amount of Energy-Related Assets transferred by OG&E, either directly or indirectly, to any of the Enable Entities (i.e., calculated in the aggregate) and subsequently sold, transferred or otherwise disposed of to an unaffiliated third party shall not exceed 25% of the total assets of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP, as shown on the consolidated balance sheet of the Borrower and its Subsidiaries most recently delivered to the Lender pursuant to Section 6.1.1 or 6.1.2, as applicable, prior to the date of determination, Dispositions of accounts and receivables (and other related assets) pursuant to a Receivables Purchase Facility, Dispositions of Designated Charges and other related assets in connection with the issuance of any Approved Cost Recovery Bonds and Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 6.10; provided that (x) at the time of such Disposition, no Default shall exist or would result from such Disposition (after giving effect to this clause (viii)) and (y) the aggregate book value of all property disposed of in reliance on this clause (viii) from and after the Closing Date shall not exceed 15% of the greater of the total assets of the Borrower and its Subsidiaries on a consolidated basis as determined in accordance with GAAP, (x) as shown on the consolidated balance sheet of the Borrower and its Subsidiaries as of December 31, 2019 and (y) as shown on the annual consolidated balance sheet of the Borrower and its Subsidiaries as of December 31 of the year ending (after December 31, 2019) immediately prior to such disposition; provided, however, that any Disposition pursuant to Section 6.10(viii) shall be for fair market value as determined in good faith by the applicable board of directors or other governing body. No such Dispositions of the types described in clauses (i)-(viii) of the previous sentence shall in any event be prohibited under this Section 6.10, nor shall any Disposition permitted pursuant to clauses (i) through (vii) above be considered in any determination as to whether any other single or series of Dispositions constituted a sale by the Borrower or any Material Subsidiary of all or substantially all of its assets; provided that when evaluating whether a Disposition (other than a Disposition permitted pursuant to clauses (i)-(vii) above) constitutes a Disposition of all or substantially all of the assets of such Person, such determination shall be made on the basis of the relevant assets of such Person and its subsidiaries making such Disposition, excluding for such purpose, such Person’s interests, if any, in the equity or assets of the Enable Entities (as if such interests in such equity or assets had never been owned by such Person).
6.11 [Reserved].

6.12 Liens. The Borrower will not, nor will it permit any Material Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Material Subsidiaries, except:
6.12.1 Liens for taxes, assessments or governmental charges or levies on its Property (i) not yet due or delinquent (after giving effect to any applicable grace period) or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP.
6.12.2 Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, interest owner’s of oil and gas production and mechanics’ liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP.
6.12.3 Liens, including Liens imposed by Environmental Laws, which (i) do not secure Indebtedness, (ii) do not secure any obligation in an amount exceeding (x) collectively, with respect to the Borrower and OG&E and their Material Subsidiaries (other than the Enable Entities), $100,000,000 and (y) $50,000,000 with respect to the Enable Entities, in each case at any time at which Investment Grade Status does not exist and (iii) do not in the aggregate materially detract from the value of its assets (other than to the extent of such Lien) or materially impair the use thereof in the operation of its business.
6.12.4 Liens arising out of pledges or deposits, surety bonds or performance bonds, in each case relating to or under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.
6.12.5 Liens existing on the date hereof and described in Schedule 2.
6.12.6 Deposits securing liability to insurance carriers under insurance or self-insurance arrangements.
6.12.7 Deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature or arising as a result of progress payments under government contracts, in each case incurred in the ordinary course of business.
6.12.8 Easements (including reciprocal easement agreements and utility agreements), reservations, rights-of-way, covenants, consents, reservations, encroachments, variations, charges, restrictions, survey exceptions and other similar encumbrances as to real property of the Borrower and its Subsidiaries which do not materially interfere with the conduct of the business of the Borrower or such Subsidiary conducted at the property subject thereto.

6.12.9 Liens existing on property or assets at the time of acquisition thereof by the Borrower or a Subsidiary; provided that (i) such Liens existed at the time of such acquisition and were not created in anticipation thereof, and (ii) any such Lien does not encumber any other property or assets (other than additions thereto, proceeds thereof and property in replacement or substitution thereof).
6.12.10 Liens existing on property or assets of a Person which is merged or consolidated with or into the Borrower or any Subsidiary, or otherwise becomes a Subsidiary; provided that (i) such Liens existed at the time such Person became a Subsidiary and were not created in anticipation thereof, and (ii) any such Lien does not encumber any other property or assets of the Borrower or any of its Subsidiary (other than additions thereto, proceeds thereof and property in replacement or substitution thereof).
6.12.11 Liens arising by reason of any judgment, decree or order of any court or other governmental authority which do not result in a Default.
6.12.12 Leases and subleases of real property owned or leased by the Borrower or any Subsidiary not materially interfering with the ordinary conduct of the business of the Borrower and the Subsidiaries.
6.12.13 Liens securing Indebtedness (including Capitalized Lease Obligations) of the Borrower and its Subsidiaries incurred to finance the acquisition, repair, construction, development or improvement of fixed or capital assets; provided that such Liens shall be created substantially simultaneously with or within 12 months of the acquisition or completion of repair, construction, development or improvement of such fixed or capital assets.
6.12.14 Liens in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, or for the benefit of holders of securities issued by any such entity, to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price of the cost of the repair, construction, development or improvement of any fixed or capital assets; provided that such Liens shall be created substantially simultaneously with or within 12 months of the acquisition or completion of repair, construction, development or improvement of such fixed or capital assets.
6.12.15 Liens securing Indebtedness of the Borrower to a Subsidiary or of a Subsidiary to the Borrower or another Subsidiary.
6.12.16 Liens arising in connection with a Receivables Purchase Facility.
6.12.17 Liens created or assumed by the Borrower or a Subsidiary on any contract for the sale of any product or service or any proceeds therefrom (including accounts and other receivables) or related to the operation or use of any acquired property and created not later than 18 months after the later of the date such acquisition or the commencement of full operation of such property.
6.12.18 Liens created by a Subsidiary on advance payment obligations by such Subsidiary to secure indebtedness incurred to finance advances for oil, gas hydrocarbon and other mineral exploration and development.
6.12.19 Cash collateral and other Liens securing obligations of any Subsidiary incurred in the ordinary course of its energy marketing business.
6.12.20 Liens securing obligations, neither assumed by the Borrower or any Subsidiary nor on account of which the Borrower or any Subsidiary customarily pays interest, upon real estate or under which the Borrower or any Subsidiary has a right-of-way, easement, franchise or other servitude or of which the Borrower or any Subsidiary is the lessee of the whole thereof or any interest therein for the purpose of locating pipe lines, substations, measuring stations, tanks, pumping or delivery equipment or similar equipment.
6.12.21 Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a depository institution and Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction.
6.12.22 Renewals, extensions and replacements of the Liens permitted under Sections 6.12.5, 6.12.9, 6.12.10, 6.12.13, 6.12.14, 6.12.17 and 6.12.18; provided that no such Lien shall as a result thereof cover any additional assets (other than additions thereto and property in replacement or substitution thereof).
6.12.23 Liens granted to the Lender in respect of any cash collateral.
6.12.24 Liens on deposits required by any Person with whom the Borrower or any of its Subsidiaries enter into any swap, forward, future or derivative transaction or option or similar agreement or any credit support therefor, in each case, for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets or property held or reasonably anticipated.
6.12.25 Liens on applicable Designated Charges securing Approved Cost Recovery Bonds.
6.12.26 Liens not described in or otherwise permitted by Sections 6.12.1 through 6.12.25, inclusive, securing Indebtedness or other obligations of the Borrower (other than Indebtedness or other obligations of the Borrower owed to any Subsidiary) and/or securing Indebtedness or other obligations of the Borrower’s Subsidiaries (other than Indebtedness or other obligations of any Subsidiary owed to the Borrower or any other Subsidiary), in an aggregate outstanding amount not to exceed ten percent (10%) of the consolidated assets of the Borrower and its Subsidiaries at the time of such incurrence.
6.13 Affiliates. The Borrower will not, and will not permit any Material Subsidiary to, enter into any transaction (including the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than the Borrower and its Subsidiaries) except upon fair and reasonable terms no less favorable to the Borrower or such Material Subsidiary than the Borrower or such Material Subsidiary would obtain in a comparable armslength transaction; provided that this Section 6.13 shall not prohibit (i) dividends on or other distributions on account of any class of stock of the Borrower or any Subsidiary, (ii) any transaction subject to the jurisdiction, approval, consent or oversight of any regulatory body or compliance with any applicable regulation, rule or guideline of any such regulatory body, (iii) arrangements among Affiliates relating to employment, administrative, IT or management services authorized by the Borrower’s or such Material Subsidiary’s organizational documents or board of directors or other governing body (or committee thereof) or (iv) transactions with Enable pursuant to contractual arrangements in effect as of the Closing Date and disclosed (including on the Schedules hereto) or otherwise publicly available to the Lender, including pursuant to filings by the Borrower and/or Enable Midstream Partners, LP with the SEC (or no less favorable to the Borrower and its Material Subsidiaries, taken as a whole, than such existing arrangements).
6.14 Leverage Ratio. The Borrower will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Consolidated Indebtedness to (ii) Consolidated Capitalization to be greater than 0.65 to 1.0.
6.15 Most Favored Lender. The Borrower covenants that if, on any date, it enters into, assumes or otherwise becomes bound or obligated under any agreement evidencing, securing, guaranteeing or otherwise relating to any Material Indebtedness (other than the Indebtedness evidenced by this Agreement) that contains, or amends any such agreement to contain, one or more additional covenants or additional defaults, then on such date the terms of this Agreement shall, without any further action on the part of the Borrower or the Lender, be deemed to be amended automatically to include each additional covenant and each additional default contained in such agreement. The Borrower further covenants to promptly execute and deliver at its expense (including the reasonable fees and expenses of counsel for the Lender) an amendment to this Agreement in form and substance satisfactory to the Lender evidencing the amendment of this Agreement to include such additional covenants and additional defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 6.15, but shall merely be for the convenience of the parties hereto.
ARTICLE VII
DEFAULTS
The occurrence of any one or more of the following events shall constitute a Default:

7.1 Any representation or warranty made or deemed made by or on behalf of the Borrower under or in connection with this Agreement, any Advance, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be incorrect or untrue in any material respect when made or deemed made.
7.2 Nonpayment of (i) principal of any Loan when due, (ii) any Reimbursement Obligation within five (5) Business Days after the same becomes due, (iii) interest upon any Loan or of any fee under any of the Loan Documents within five (5) Business Days after the same becomes due or (iv) any other obligation or liability under this Agreement or any other Loan Document within thirty (30) days after the same becomes due.
7.3 The breach by the Borrower of any of the terms or provisions of Section 6.2, 6.3 (provided that such Default shall be deemed automatically cured or waived upon the delivery of such notice or the cure or waiver of the related Unmatured Default or Default, as applicable), 6.4 (with respect to the Borrower’s or any Material Subsidiary’s existence), 6.9, 6.12, 6.13 or 6.14.
7.4 The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty (30) days after written notice is given to the Borrower by the Lender.
7.5 (i) Failure of the Borrower or any of its Material Subsidiaries to pay when due (after any applicable grace period) any Material Indebtedness; (ii) the Borrower or any Material Subsidiary shall default (after the expiration of any applicable grace period) in the observance or performance of any covenant or agreement relating to any Material Indebtedness and as a result thereof such Material Indebtedness shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; provided that the foregoing shall not apply to any mandatory prepayment or optional redemption of any Indebtedness which would be required to be repaid in connection with the consummation of a transaction by the Borrower or any such Material Subsidiary not prohibited pursuant to this Agreement; or (iii) the Borrower or any of its Material Subsidiaries shall not pay, or admit in writing its inability to pay, its debts generally as they become due.
7.6 The Borrower or any of its Material Subsidiaries shall have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, make an assignment for the benefit of creditors, apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or fail to contest within the applicable time period any appointment or proceeding described in Section 7.7.
7.7 Without the application, approval or consent of the Borrower or any of its Material Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Material Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any of its Material Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of ninety (90) consecutive days.
7.8 A judgment or other court order for the payment of money in excess of $100,000,000 (net of any amounts paid or covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) shall be rendered against the Borrower or any Material Subsidiary and such judgment or order shall continue without being vacated, discharged, satisfied or stayed or bonded pending appeal for a period of forty-five (45) days.
7.9 The Unfunded Liabilities of all Single Employer Plans could in the aggregate reasonably be expected to result in a Material Adverse Effect or any Reportable Event shall occur in connection with any Plan that could reasonably be expected to have a Material Adverse Effect.
7.10 Any Change in Control shall occur.
7.11 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred, pursuant to Section 4201 of ERISA, withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), could reasonably be expected to result in a Material Adverse Effect.
7.12 The Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is being terminated, within the meaning of Title IV of ERISA, if such termination could reasonably be expected to result in a Material Adverse Effect.
7.13 Any material portion of this Agreement or any Note shall fail to remain in full force or effect or any action shall be taken by the Borrower to assert the invalidity or unenforceability of any such Loan Document.
ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1 Acceleration/Remedies.
8.1.1 If any Default occurs, the Lender may terminate or suspend the obligations of the Lender to make further Advances hereunder, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

8.1.2 In the event that the Obligations have been accelerated pursuant to Section 8.1.1, all payments received by the Lender upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:
FIRST, to the payment of all fees, reasonable out of pocket costs and expenses (including reasonable attorneys’ fees) of the Lender described in this clause “FIRST” owing to them;
SECOND, to the payment of all accrued interest on the Loans described in this clause “SECOND” owing to them;
THIRD, to the payment of the outstanding principal amount of the Loans then outstanding, described in this clause “THIRD” payable to them;
FOURTH, to all other obligations which shall have become due and payable under the Loan Documents and not repaid pursuant to clauses “FIRST” through “THIRD” above; and
FIFTH, to the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category.
8.2 Preservation of Rights. The enumeration of the rights and remedies of the Lender set forth in this Agreement is not intended to be exhaustive and the exercise by the Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Default. No course of dealing between the Borrower, the Lender or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Default. No waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lender required pursuant to the terms of this Agreement, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Lender until the Obligations (other than contingent indemnification obligations) have been paid in full.
ARTICLE IX
GENERAL PROVISIONS

9.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Advances herein contemplated.
9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, the Lender shall not be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.
9.3 Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.
9.4 Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrower and the Lender and supersede all prior agreements and understandings among the Borrower and the Lender.
9.5 Benefits of this Agreement. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.
9.6 Expenses; Indemnification.
9.6.1 The Borrower shall reimburse the Lender for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable fees and time charges of attorneys and paralegals for the Lender) paid or incurred by the Lender in connection with the investigation, preparation, negotiation, documentation, execution, delivery, syndication, distribution review, amendment, modification and administration of the Loan Documents. The Borrower also agrees to reimburse the Lender for any costs, internal charges and out-of-pocket expenses (including attorneys’ and paralegals’ fees and expenses) paid or incurred by the Lender in connection with the collection and enforcement of the Loan Documents.
9.6.2 The Borrower hereby further agrees to indemnify the Lender and each of its directors, officers and employees (each such Person being called an “Indemnitee”) against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all expenses of litigation or preparation therefor whether or not such Indemnitee is a party thereto, and all reasonable attorneys’ and paralegals’ fees) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Advance hereunder except to the extent such losses, claims, damages, penalties, judgments, liabilities or expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or material breach of this Agreement by such Indemnitee or (2) result from a claim not involving an act or omission by the Borrower or any of its Affiliates or its Affiliates’ officers, directors, employees or equityholders (other than subject to clause (1) of this proviso) that is brought by an Indemnitee against any other Indemnitee (other than any action, suit or claim against the

Lender). The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement. In no event shall this clause (ii) operate to expand the obligations of the Borrower under the first sentence of clause (i) above to require the Borrower to reimburse or indemnify the Lender for any amount of the type described herein.
9.7 Accounting. Except as provided to the contrary herein, all accounting terms used in the calculation of any financial covenant or test shall be interpreted and all accounting determinations hereunder in the calculation of any financial covenant or test shall be made in accordance with Agreement Accounting Principles.
9.8 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.
9.9 Nonliability; Waiver of Consequential Damages. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that (i) the relationship between the Borrower on the one hand and the Lender on the other hand shall be solely that of borrower and lender, (ii) the Lender shall not have any advisory, agency, or fiduciary responsibilities to the Borrower, (iii) the facilities provided for hereunder and any related arranging or other services in connection therewith are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Lender, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents, (iv) in connection with the process leading to such transaction, the Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, and (v) the Lender has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Borrower has consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate. The Lender does not take any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that the Lender shall not have liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless such losses resulted from the gross negligence, willful misconduct or material breach of this Agreement by the party from which recovery is sought. Each party hereto agrees that no other party hereto shall have any liability with respect to, and each party hereto hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by such Person in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby; provided that this waiver shall in no way limit the Borrower’s indemnification obligations in Section 9.6.2 to the extent of any third-party claim for any of the foregoing.
9.10 Confidentiality. The Lender agrees that any Information (as defined below) delivered or made available to it shall (i) be kept confidential, (ii) be used solely in connection with evaluating, approving, structuring, administering or enforcing the credit facility contemplated hereby and (iii) not be provided to any other Person; provided that nothing in clauses (i) and (iii) above shall prevent the Lender from disclosing such information (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives in connection herewith (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, Participant or proposed Participant or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower, its Affiliates or any of the foregoing’s, employees, officers, equityholders, directors, attorneys, partners or agents and which is not known to be subject to a duty of confidentiality to the Borrower or its Affiliates (unless and until such Person is made aware of the confidential nature of such information, if any) or (j) to governmental regulatory authorities in connection with any regulatory examination of the Lender or in accordance with the Lender’s regulatory compliance policy if the Lender deems necessary for the mitigation of claims by those authorities against the Lender or any of its subsidiaries or affiliates; provided that in the case of any disclosure made pursuant to clause (b), (c) or (j), the disclosing party shall (to the extent practicable and to the extent legally permitted to do so) notify the Borrower thereof sufficiently in advance thereof to permit the Borrower to contest the need for or to limit the scope of such disclosure. For purposes of this Section, “Information” means all information received from the Borrower (including, for all purposes of this definition, any of its Affiliates or any of their respective officers, directors, employees, equityholders, partners or agents) relating to the Borrower or any Affiliate thereof or any of their respective businesses, assets, properties, operations, products, results or condition (financial or otherwise) other than (i) any such information that is received by the Lender from a source other than the Borrower and which is not known to be subject to a duty of confidentiality to the Borrower or its Affiliates (unless and until such Person is made aware of the confidential nature of such information, if any), (ii) information that is publicly available other than as a result of the breach of a duty of confidentiality by such Person or its Related Parties or by another Person known by any of the foregoing to be subject to such a duty of confidentiality, (iii) information already known to or, other than information described in clause (i) above, in the possession of the Lender prior to its disclosure by the Borrower, or (iv) information that is independently developed, discovered or arrived at by the Lender. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
9.11 Nonreliance. The Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of any Advance provided for herein.
9.12 Disclosure. The Borrower and the Lender hereby acknowledge and agree that the Lender may from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.
9.13 USA Patriot Act. The Lender hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Act.
ARTICLE X
SETOFF
10.1 Setoff. In addition to, and without limitation of, any rights of the Lender under Applicable Law, from and after the date that the Obligations have been accelerated pursuant to Section 8.1, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by the Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to the Lender. The Lender agrees to notify the Borrower promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
ARTICLE XI
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
11.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower, the Lender and their respective successors and assigns permitted hereby, except that (a) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the prior written consent of Lender, (b) any assignment by the Lender must be made in compliance with Section 11.3, and (c) any transfer by participation must be made in compliance with Section 11.2. Any attempted assignment or transfer by any party not made in compliance with this Section 11.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 11.3.3. The parties to this Agreement acknowledge that Section 11.1(b) relates only to absolute assignments and this Section 11.1 does not prohibit assignments creating security interests, including any pledge or assignment by Lender of all or any portion of its rights under this Agreement and the Note to a Federal Reserve Bank or other central bank having jurisdiction over Lender; provided that no such pledge or assignment creating a security interest shall release the Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 11.3. Any assignee of the rights to any Advance or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of Lender or any holder or assignee of the rights of Lender shall be conclusive and binding on any subsequent holder or assignee of the rights of Lender.
11.2 Participations.
11.2.1 Permitted Participants; Effect. Lender may at any time, without the consent of, or notice to, the Borrower, sell participations to any Person (other than a natural Person, or, unless a Default has occurred and is continuing, (x) any competitor of the Borrower or any of its Subsidiaries or (y) any other company engaged in the business of selling or distributing energy products) (each, a “Participant”) in all or a portion of Lender’s rights and/or obligations under this Agreement (including all or a portion of the Aggregate Commitment and/or the Loans owing to it); provided that (i) Lender’s obligations under this Agreement and the other Loan Documents, if any, shall remain unchanged, (ii) Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Lender shall remain the owner of and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents and all amounts payable by the Borrower under this Agreement shall be determined as if Lender had not sold such participating interest and (iv) the Borrower shall continue to deal solely and directly with Lender in connection with this Agreement.
11.2.2 Voting Rights. Any agreement or instrument pursuant to which Lender sells such a participation shall provide that Lender shall retain the sole right to enforce this Agreement and to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of this Agreement.
11.2.3 Benefit of Certain Provisions. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 (subject to the requirements and limitations therein) to the same extent as if it were Lender and had acquired its interest by assignment pursuant to Section 11.3; provided that such Participant shall not be entitled to receive any greater payment under Section 3.1 or 3.5, with respect to any participation, than its participating Lender would have been entitled to receive. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.2 as though it were Lender; provided that such Participant agrees to be subject to Section 11.2 as though it were Lender

11.2.4 Participant Register. If Lender sells a participation, Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that Lender has no obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
11.3 Assignments.
11.3.1 Permitted Assignments. Lender may at any time assign to one or more Eligible Assignees all or any part of its rights and obligations under the Loan Documents. Such assignment shall be in such form as may be agreed to by the parties thereto. Each such assignment with respect to an Eligible Assignee which is not an Affiliate of Lender or an Approved Fund shall either be in an amount equal to the entire Aggregate Commitment or Loans (unless Borrower otherwise consents) or be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Aggregate Commitment or subject to the assignment, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the assignment. Each partial assignment made by Lender shall be made as an assignment of a proportionate part of all of Lender’s rights and obligations under this Agreement with respect to the Loans and Aggregate Commitment assigned.
11.3.2 Consents. The consent of the Borrower shall be required prior to an assignment becoming effective unless (i) such assignment is to an Affiliate of Lender or an Approved Fund or (ii) a Default has occurred and is continuing; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Lender within fifteen (15) days after having received notice thereof. Any consent required under this Section 11.3.2 shall not be unreasonably withheld or delayed.
11.3.3 Effect; Effective Date. Upon obtaining any consents required by Section 11.3.2, an assignment shall become effective on the effective date specified in such assignment. In the case of an assignment covering all of the assigning Lender’s rights, benefits and obligations under this Agreement, Lender shall cease to be the Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the Loan Documents with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by Lender of rights or obligations under this Agreement that does not comply with this Section 11.3 shall be treated for purposes of this Agreement as a sale by the Lender of a participation in such rights and obligations in accordance with Section 11.2. Upon the consummation of any assignment pursuant to this Section 11.3.3, Borrower shall, if the transferor Lender or the assignee desires that its Loans be evidenced by a replacement Note, make appropriate arrangements so that, upon cancellation and surrender to the Borrower of the Note (if any) held by the transferor Lender, a new Note or, as appropriate, replacement Note is issued to Lender, if applicable, and new Note or, as appropriate, replacement Note, are issued to such assignee, in each case in principal amounts reflecting their respective part of the Aggregate Commitments (or if the Aggregate Commitment has been terminated or fully advance, their respective portions of the Loans), as adjusted pursuant to such assignment.
11.3.4 Register. Lender, acting solely for this purpose as a non-fiduciary agent of the Borrower (and the Borrower hereby designates Lender to act in such capacity), shall maintain at one of its offices a copy of each assignment of the Aggregate Commitments or Loans and a register for the recordation of the names and addresses of any assignees of Lender, and their portion of the Aggregate Commitments of, and principal amounts of the Loans owing to, each such assignee pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower may treat each Person whose name is recorded in the Register pursuant to the terms hereof as an assignee of Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, at any reasonable time and from time to time upon reasonable prior notice.
11.3.5 No Assignment to Certain Persons. No such assignment shall be made to, unless a Default has occurred and is continuing, (x) any competitor of the Borrower or any of its Subsidiaries or (y) any other company engaged in the business of selling or distributing energy products; provided that this clause (y) shall not apply to any financial institution solely as a result of such Person trading in commodity products.
11.3.6 No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
ARTICLE XII
NOTICES
12.1 Notices. Except as otherwise permitted by Section 2.8, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Lender, at its address or facsimile number set forth on the signature pages hereof or, (y) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Lender and the Borrower in accordance with the provisions of this Section 12.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, three (3) Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that, subject to Section 2.8, notices to the Lender under Article II shall not be effective until received.
12.2 Change of Address. The Borrower and the Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.
ARTICLE XIII
COUNTERPARTS
This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic method of transmission (i.e., “pdf” or “tif”) shall be effective as delivery of a manually executed original counterpart of this Agreement.
ARTICLE XIV
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
14.1 Choice of Law. UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, THE LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF OKLAHOMA.
14.2 Consent to Jurisdiction. THE BORROWER AND THE LENDER HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF OKLAHOMA SITTING IN OKLAHOMA CITY AND OF THE UNITED STATES DISTRICT COURT OF THE WESTERN DISTRICT OF OKLAHOMA, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE LENDER

INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN OKLAHOMA CITY, OKLAHOMA.
14.3 Waiver of Jury Trial. EACH OF BORROWER AND LENDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH OF BORROWER AND LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF BORROWER AND LENDER WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower and the Lender has executed this Agreement as of the date first above written.

BORROWER: OGE ENERGY CORP.

By: /s/ Charles B. Walworth
Charles B. Walworth
Treasurer
Address:
321 N. Harvey
Oklahoma City, OK 73101

Attention: Mr. Charles B. Walworth, Treasurer
Phone:  (405) 553-3579

OGE Credit Agreement

LENDER:     BOKF, NA DBA BANK OF OKLAHOMA

By: /s/ J. Richard Hawk
J. Richard Hawk
Senior Vice President
Address: 499 W. Sheridan Avenue, Suite 2700
Oklahoma City, OK  73102

Attention: J. Richard Hawk
Phone:  (405) 272-2288
Facsimile: (405) 272-2588

OGE Credit Agreement

PRICING SCHEDULE

PRICING LEVEL	DEBT RATINGS FITCH/MOODY’S/S&P	APPLICABLE MARGIN-EURODOLLAR RATE PORTION	APPLICABLE MARGIN-FLOATING RATE PORTION	APPLICABLE FEE RATE
I	≥AA-/Aa3/AA-	0.690%	0.000%	0.060%
II	A+/A1/A+	0.800%	0.000%	0.075%
III	A/A2/A	0.900%	0.000%	0.100%
IV	A-/A3/A-	1.000%	0.000%	0.125%
V	BBB+/Baa1/BBB+	1.075%	0.075%	0.175%
VI	≤BBB/Baa2/BBB	1.275%	0.275%	0.225%

The Applicable Margin for the Eurodollar Rate Portion and Floating Rate Portion and the Applicable Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status as determined from its then-current Moody’s Rating, Fitch Rating and S&P Rating. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date.
“Fitch Rating” means, at any time, the rating issued by Fitch and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.
“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.
“S&P Rating” means, at any time, the rating issued by S&P, and then in effect with respect to the Borrower’s senior unsecured long-term debt securities without third-party credit enhancement.
Notwithstanding the foregoing, if the Borrower is split-rated and (i) two ratings are equal and higher than the third, the higher rating will apply, (ii) two ratings are equal and lower than the third, the lower rating will apply, (iii) no ratings are equal, the intermediate rating will apply. In the event that the Borrower shall maintain ratings from only two of Moody’s, Fitch and S&P and the Borrower is split-rated and (x) the ratings differential is one level, the higher rating will apply (and both ratings will be deemed to be at the higher level) and (y) the ratings differential is two levels or more, then the rating which is one level lower than the higher rating will apply (and both ratings will be deemed to be at the higher level).
If at any time the Borrower does not have a rating from at least two of Moody’s, Fitch and S&P, but has at least one rating from any of Moody’s, Fitch or S&P, the credit rating shall be determined as if there are two ratings, the first of which shall be the applicable rating assigned by the rating agency maintaining such rating and the second of which shall be deemed to be Level VI (solely as it relates to such rating agency), and the Applicable Margin and Applicable Fee Rate rate shall be determined in accordance with this Pricing Schedule based on the two applicable levels.

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EXHIBIT A
COMPLIANCE CERTIFICATE
To: BOKF, NA dba Bank of Oklahoma

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of April 7, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) by and among OGE ENERGY CORP. (the “Borrower”) and BOKF, NA DBA BANK OF OKLAHOMA (the “Lender”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.
THE UNDERSIGNED, THE ____________ OF THE BORROWER, HEREBY CERTIFIES IN [HIS][HER] CAPACITY AS SUCH THAT:
1. I am the duly elected __________ of the Borrower;
2. I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;
3. The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and
4. Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with certain covenants of the Agreement.
Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of __________, 20__.

Name:___________________________________
Title:

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SCHEDULE I TO COMPLIANCE CERTIFICATE
Compliance as of _________, 20__ with
Provisions of Sections 6.10(v) and 6.14 of the Agreement

EXHIBIT B

NOTE
April 7, 2020
OGE ENERGY CORP., an Oklahoma corporation (the “Borrower”), promises to pay to BOKF, NA DBA BANK OF OKLAHOMA (the “Lender”) on the Termination Date (or, if the Termination Date has been extended and the Lender did not consent thereto, the previously effective Termination Date applicable to the Lender, without giving effect to such extension) SEVENTY-FIVE MILLION AND 00/100 DOLLARS ($75,000,000.00) or, if less, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article II of the Agreement (as hereinafter defined), in immediately available funds at the main office of the Lender, together with accrued but unpaid interest thereon. The Borrower shall pay interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement.
This Note is the Note issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of April 7, 2020 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), by and between the Borrower and the Lender, to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.
Any assignment of this Note, or any rights or interest herein, may only be made in accordance with the terms and conditions of the Agreement.
This Note shall be governed by, and construed in accordance with, the laws of the State of Oklahoma.
OGE ENERGY CORP.
By:______________________
Charles B. Walworth
Treasurer